UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Celadon Group, Inc.
(Name of Registrant as Specified In Its Charter)

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Celadon Group, Inc.
9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 16, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 annual meeting of stockholders (the "Annual Meeting") of Celadon Group, Inc., a Delaware corporation (the "Company"), to be held at our principal executive offices, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 at 9 a.m. local time, on Friday, November 16, 2012, for the following purposes:

1.	to consider and act upon a proposal to elect five directors of the Company;
2.	to conduct an advisory, non-binding vote on executive compensation; and
3.	to transact such other business as may properly come before the annual meeting.

The foregoing matters are more fully described in the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on September 17, 2012 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.  Shares of common stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. You may also vote on the Internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. The prompt return of your proxy may save us additional expenses of solicitation.

By order of the Board of Directors

/s/ Kenneth Core
Kenneth Core
Secretary

Indianapolis, Indiana
September 27, 2012

CELADON GROUP, INC.

9503 East 33rd Street
One Celadon Drive
Indianapolis, Indiana 46235

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 16, 2012

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Celadon Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), which will be held on Friday, November 16, 2012 beginning at 9 a.m. local time, at our principal executive offices located at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235, and any adjournment thereof. THE ENCLOSED PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS. Where specific choices are not indicated, all proxies received pursuant to this solicitation will be voted (i) FOR the election of the director nominees named below; (ii) FOR approval of the advisory resolution on executive compensation; and (iii) with respect to any other matters properly brought before the Annual Meeting, in accordance with the recommendations of the Board of Directors, or, if no recommendations are given, in accordance with the judgment of the proxy holders. We have not received notice of other matters that properly may be presented for voting at the Annual Meeting.

A Notice of Internet Availability of Proxy Materials (the "Internet Notice") was first mailed on or about September 27, 2012, to stockholders of record at the close of business on September 17, 2012 (the "Record Date").  The Internet Notice will instruct you as to how you may access and review the proxy materials.  The Proxy Statement, the proxy card, and our Annual Report are first being made available to stockholders on September 27, 2012.

The terms "Company," "we," "us," and "our" refer to Celadon Group, Inc. and its subsidiaries.

Voting Rights

Only stockholders of record at the close of business on the Record Date ("Stockholders") are entitled to vote, either in person or by valid proxy, at the Annual Meeting. As of the close of business on the Record Date, there were issued and outstanding 22,821,247 shares of common stock, par value $.033 per share, entitled to cast votes on all matters subject to a vote at the Annual Meeting. The total number of issued and outstanding shares excludes approximately 1,323,290 shares of common stock underlying issued and outstanding stock options granted under our incentive stock plans and other arrangements. Stockholders are entitled to one vote for each share of common stock held of record. Holders of unexercised options or other rights to acquire common stock are not entitled to vote the underlying shares at the Annual Meeting, but holders of restricted stock are entitled to vote such shares at the Annual Meeting. We have no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if the holders of a majority of the total number of shares of common stock issued and outstanding as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are entitled to vote but that are not voted at the direction of the holder (called "abstentions") and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called "broker non-votes") will be counted for the purpose of determining whether a quorum is present.

Required Vote

Directors are elected by an affirmative vote of a plurality of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, which means the director nominees receiving the highest number of votes for their election will be elected as directors. Approval of any other matter properly submitted to Stockholders for action at the Annual Meeting requires the affirmative vote of a majority of the votes cast by Stockholders entitled to vote and represented in person or by proxy at the Annual Meeting, unless a different vote is required by law or our certificate of incorporation or bylaws. Abstentions and broker non-votes are not considered affirmative votes and thus will have no effect on the election of directors by a plurality vote, but will have the same effect as negative votes with respect to the approval of any other matter submitted to Stockholders.

Right to Attend the Meeting; Revocation of Proxy

Returning a proxy now will not interfere with a Stockholder's right to attend the Annual Meeting or to vote his or her shares personally at the Annual Meeting, if he or she wishes to do so. Stockholders who execute and return proxies may revoke them at any time before they are exercised by giving written notice of revocation to our Secretary at the address of our principal executive offices, by executing a subsequent proxy and delivering it to our Secretary at such address, or by attending the Annual Meeting and voting in person.

Costs of Solicitation

We will bear the cost of solicitation of proxies, which we expect to be nominal and will include reimbursements for the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of our outstanding common stock. Proxies will be solicited by mail and may be solicited personally by directors, officers, or our regular employees, who will not receive any additional compensation for any such services.

Form 10-K

The information included in this Proxy Statement should be reviewed in conjunction with the Consolidated Financial Statements, Notes to Consolidated Financial Statements, Reports of our Independent Registered Public Accounting Firm, and other information included in our 2012 Annual Report to Stockholders that was made available on or about September 27, 2012, together with this Notice of Annual Meeting and Proxy Statement, to all Stockholders of record as of the Record Date. A copy of our Annual Report is available free of charge on the Investors section of our corporate website at http://www.celadontrucking.com. The Annual Report is not incorporated into this Proxy Statement, and is not considered proxy-soliciting material.

How to Read this Proxy Statement

This Proxy Statement contains the proposals to be considered by Stockholders at the Annual Meeting, as well as important information concerning, among other things, our management and our Board of Directors; executive compensation; transactions between us and our officers, directors, and affiliates; the stock ownership of certain beneficial owners and management; the services provided to us by and fees of KPMG, LLP ("KPMG"), our independent registered public accounting firm; and instructions for stockholders who want to make proposals at the next Annual Meeting of Stockholders. EACH STOCKHOLDER SHOULD READ THIS INFORMATION BEFORE COMPLETING AND RETURNING THE ENCLOSED PROXY CARD.

Electronic Access to Proxy Statement and Form 10-K

This Proxy Statement and our 2012 Form 10-K may be viewed online at www.celadontrucking.com; provided, you may not cast any votes through our website. If you are a Stockholder, you can elect to receive future Forms 10-K and proxy statements electronically by marking the appropriate box on your proxy form. If you choose this option and remain a stockholder at such time, you will receive a proxy form prior to the next Annual Meeting of Stockholders listing the website locations at which the Form 10-K and proxy statement can be found and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold our stock through a bank, broker, or another holder of record, refer to the information provided by that entity for instructions on how to elect this option. Selecting this option will save us the time and expense of printing and mailing these materials to you.

PROPOSAL 1

ELECTION OF DIRECTORS

    At the Annual Meeting, Stockholders will elect five (5) directors to serve as the Board of Directors until our Annual Meeting of Stockholders following our 2013 fiscal year or until their successors are duly elected and qualified. Our Board of Directors has nominated Stephen Russell, Anthony Heyworth, Catherine Langham, Michael Miller, and Paul Will for election as directors. Each of the nominees is presently serving as a director. In the absence of contrary instructions, each proxy will be voted for the election of all of the proposed directors.

    If any of the nominees named above become unable for any reason or unwilling for good cause to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the Board of Directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES.

Nominees For Directorships

    Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of nominees standing for election as directors at the Annual Meeting, as well as the specific attributes qualifying each nominee for a directorship, is set forth below. All references to experience with the Company include positions within our operating subsidiaries, Celadon Trucking Services, Inc., a New Jersey corporation, and Celadon Logistics Services, Inc., a Delaware corporation. All executive officers are elected annually by the Board of Directors.

    Stephen Russell, 72, has been our Chairman of the Board and Chief Executive Officer ("CEO") since our inception in July 1986 and served as our President from September 2000 to October 2004. Mr. Russell's leadership and industry knowledge helped guide our Company through the volatile economic conditions that have persisted over the past several years. In addition to his roles within our Company, he is a member of the American Trucking Associations' Executive Committee. He previously served as the Chairman of their Audit Committee, Chairman of the Homeland Security Policy Committee of the American Trucking Associations, and as a member of the Board of the Truckload Carriers Association. Mr. Russell served as Chairman of the Board of Governors of the Indianapolis Museum of Art. The Board believes that Mr. Russell's significant and extensive understanding of our business and industry developed over the past 25 years, as well as his leadership skills, qualify him for continued service as a director and the Chairman of the Board.

    Anthony Heyworth, 68, has been one of our directors since 1999. Mr. Heyworth is Chairman of the Audit and Corporate Governance Committee (the “Audit Committee”) and a member of the Compensation and Nominating Committee (the “Compensation Committee”). Mr. Heyworth retired from KeyCorp in February 2001 as Vice Chairman, Commercial Banking, KeyBank N.A. after a 36-year career with this financial services company. He also served as Chairman, President, and CEO of Keybank – Indiana, Michigan, and Florida from 1989 to 2001. He joined the former Central National Bank in 1965 and was Executive Vice President when the bank merged with Society National Bank of Cleveland in 1986 and KeyBank in 1994. Mr. Heyworth has a long and extensive experience with our business. The Board believes that Mr. Heyworth's significant leadership experience with financial institutions, understanding of financial statements, and long tenure as one of our directors qualifies him well to assist the Board in navigating complex financial issues and serving as a Board member.

    Catherine Langham, 54, has served as a director since July 2007. She is a member of both the Audit Committee and the Compensation Committee. Ms. Langham is President and Chief Executive Officer of Langham Logistics, Inc. ("LLI"), a global freight management company specializing in expedited transportation, warehousing, and distribution based in Indianapolis, Indiana. Ms. Langham has been with LLI since its inception over twenty years ago and brings extensive experience in the logistics industry. Ms. Langham serves as a member of the Board of the Indiana Economic Development Corporation, as a director of The Finish Line, Inc., and as a director of H.H. Gregg. Ms. Langham was a director of Marsh Supermarket, Inc. from 1998 through September 2006 and previously served as a member of the Regions Bank Board of Advisors, as Chairperson of the Greater Indianapolis Chamber of Commerce, and as the Chairperson of the Board of the National Association of Women Business Owners, Indiana Chapter, and of the Air Forwarders Association. Ms. Langham's experience provides the Board with unique insight into business development and management oversight. The Board believes Ms. Langham's extensive experience serving on Boards coupled with her strategic planning, business development, industry knowledge, and management skills qualify her to serve on our Board.

Michael Miller, 67, has been one of our directors since February 1992. Mr. Miller is our Lead Director and a member of the Audit Committee and the Chairman of the Compensation Committee. Mr. Miller has been Chairman of the Board and CEO of Aarnel Funding Corporation, a venture capital/real estate company, since 1974, a partner of Independence Realty, an owner and manager of real estate properties, since 1989, and President and CEO of Miller Investment Company, Inc., a private investment company, since 1990. Mr. Miller previously served as President, Secretary, Treasurer, and director of Morlex, Inc., a "blank check" shell public company. Mr. Miller has a long and extensive experience with our business. The Board believes that Mr. Miller's extensive history with our Company coupled with his senior executive, operating, corporate governance, finance and financial accounting oversight experience from publicly and privately held companies qualify him to serve on our Board.

Paul Will, 46, has served as a director and Vice Chairman of the Board since August 2007. He continues to serve as our President and Chief Operating Officer ("COO"), positions he has held since November 2010. He was COO, President, and Assistant Secretary from November 2010 to July 2011. Executive Vice President, CFO, Assistant Secretary, and Treasurer, from April 2004 to November 2010. He was Executive Vice President, CFO, Assistant Secretary, and Treasurer from February 2004 to April 2004; Executive Vice President, CFO, Secretary, and Assistant Treasurer from May 2002 to January 2004; Executive Vice President, CFO, Assistant Secretary, and Assistant Treasurer from September 2001 to May 2002; Vice President, CFO, Assistant Secretary, and Assistant Treasurer from December 2000 to September 2001; Vice President, CFO, and Secretary from December 1998 to December 2000; Vice President, Secretary, and Controller from September 1996 to December 1998; Vice President and Controller for Celadon Trucking Services, Inc. from January 1996 to September 1996; and Controller from September 1993 to January 1996. Mr. Will is a certified public accountant and formerly served as Chairman of the American Trucking Associations' National Accounting and Finance Council. The Board believes that Mr. Will's significant knowledge and thorough understanding of our business operations and industry, which is attributed to his long-term professional experience with our Company, and financial background qualify him to serve on our Board. Mr. Will's experience serving in various positions within our Company provides us with unique insight into the different challenges and opportunities facing the Company.

Pursuant to Section 145 of the Delaware General Corporation Law, our certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all of our directors, officers, incorporators, employees, and agents against liability for certain of their acts. Our certificate of incorporation also provides that, with a number of exceptions, none of our directors shall be liable to us for damages for breach of a fiduciary duty as a director.

Applicable Corporate Governance

Our Common Stock has been listed on the New York Stock Exchange (the "NYSE") since November 2009 and we are subject to the NYSE listing standards, including those related to corporate governance. Prior to listing on the NYSE, our Common Stock was traded on the Nasdaq Global Select Market ("NASDAQ"), and we were subject to the NASDAQ listing standards, including those related to corporate governance.

CORPORATE GOVERNANCE

The Board of Directors

Meetings. Our Board of Directors held seven (7) meetings during the fiscal year ended June 30, 2012. No director attended less than 75% of the meetings of the Board of Directors and each committee on which he or she served. In addition, all directors are encouraged to attend the Annual Meeting. All of our then-current directors attended the Annual Meeting of Stockholders following our 2011 fiscal year.

Independent Directors. In accordance with NYSE Rule 303A.02(a), the Board of Directors affirmatively determines the independence of each director after reviewing the findings and recommendations of the Compensation Committee. Upon the recommendation of the Compensation Committee, the Board has determined that the following directors are "independent" under NYSE Rule 303A.02(a): Anthony Heyworth, Catherine Langham, and Michael Miller (collectively, the “Independent Directors”). Except in their capacities as directors or as holders of an immaterial amount of securities of other entities, neither Mr. Heyworth, Ms. Langham, nor Mr. Miller either directly or in his or her capacity as a partner, stockholder, officer, or similar position of another organization, has or in the past three years had any business or financial relationship with us or any of our subsidiaries. None of the Independent Directors or any of their immediate family members has or had any of the disqualifying relationships with us or our subsidiaries specified in NYSE Rule 303A.02(b).

Risk Oversight. The Board of Directors has assigned the assessment of risk to the Audit Committee. Management reports to the Audit Committee with respect to the overall enterprise risk environment, including both business and financial risk, of the Company’s operations. The Audit Committee then evaluates management’s risk assessment and reports to the Board of Directors.

Executive Sessions. In 2012, pursuant to NYSE Rule 303A.03, our Independent Directors held four (4) meetings, referred to as “executive sessions,” at which only the Independent Directors were present. The Lead Outside Director acts as the lead independent director and is the presiding director for all executive sessions. Mr. Miller currently serves as the Lead Outside Director and will continue in that capacity following the Annual Meeting. Our Independent Directors will continue to hold at least two meetings annually at which only independent directors are present.

Board Leadership Structure.  Stephen Russell has been our Chairman of the Board and CEO since the Company’s inception. The Board of Directors believes that the combination of these positions is the most appropriate and suitable structure for proper and efficient Board functioning and communication, given the size of the Company and its Board.

Communications with the Board of Directors. Our Board of Directors has adopted procedures by which our stockholders may communicate with members of the Board of Directors, including the independent directors, individually or as a group. If you wish to communicate with the entire Board of Directors, you may send correspondence to them addressed as follows: The Board of Directors, Celadon Group, Inc., c/o Paul Will – Vice Chairman of the Board, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. Written communications addressed in this manner will be copied and distributed to each director at or prior to the next meeting of the Board of Directors. If you wish to communicate with an individual director, you may send correspondence addressed to him or her as follows: Name – Director, Celadon Group, Inc., c/o Paul Will – Vice Chairman, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235. Written communications received in this manner will not be opened, but rather delivered unopened to the director to whom they are addressed at or prior to the next meeting of the Board of Directors, following clearance through normal security procedures.

Committees of the Board of Directors

The Board of Directors has a standing Audit and Corporate Governance Committee and a Compensation and Nominating Committee. The Board of Directors does not maintain any other standing committees.

Audit Committee

Functions, Meetings, and Composition of the Audit Committee.  The responsibilities of the Audit Committee are set forth in the Audit Committee Report, which appears below. The Audit Committee met four (4) times during fiscal 2012. Mr. Heyworth, Ms. Langham, and Mr. Miller served on the Audit Committee, with Mr. Heyworth serving as the chairperson. Each member of the Audit Committee satisfies the independence and audit committee membership criteria set forth in NYSE Rule 303A.07. Specifically, each member of the Audit Committee:

•	is independent under NYSE Rule 303A.02;
•	meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and
•	is financially literate, as our Board of Directors has interpreted such qualification in its business judgment.

Audit Committee Financial Expert. The Board of Directors has determined that at least one "audit committee financial expert," as defined under Item 407(d)(5) of Regulation S-K, currently serves on the Audit Committee. The Board of Directors has identified Mr. Heyworth as an audit committee financial expert. Mr. Heyworth is "independent", as independence for audit committee members is defined under applicable NYSE rules.

Audit Committee Charter. Our Audit Committee operates pursuant to a written charter detailing its purpose, powers, and duties. The Audit Committee reviews and reassesses the adequacy of its formal written charter on an annual basis. A copy of the Audit Committee's current charter is available on our website at http://www.celadontrucking.com.

Audit Committee Report. In performing its duties, the Audit Committee, as required by applicable Securities and Exchange Commission ("SEC") rules, issues a report recommending to the Board of Directors that our audited financial statements be included in the Form 10-K, and relating to certain other matters, including the independence of our public accounting firm. The fiscal 2012 Report of the Audit Committee is set forth below.

The Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended ("Securities Act") or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference.

Audit Committee Report for Fiscal 2012

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of our financial reports and financial reporting processes and financial reporting internal control systems. Management has primary responsibility for our financial statements and the overall reporting process, including maintenance of our internal control systems. We retain an independent registered public accounting firm that is responsible for conducting an independent audit of our financial statements, the effectiveness of management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), and issuing a report thereon.

In performing its duties, the Audit Committee has reviewed and discussed our financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting with management and our independent registered public accounting firm and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and the independent registered public accounting firm.

For the fiscal year ended June 30, 2012, the Audit Committee reviewed and discussed the audited financial statements with management and KPMG, our independent registered public accounting firm, for such fiscal year. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Rule 2-07 of SEC Regulation S-X “Communication with Audit Committees,” and PCAOB Interim Standards “Communication with Audit Committees” (AU Section 380) as amended, which include, among other things:

●	methods used to account for significant unusual transactions;
●	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
●	the process used by management in formulating particularly sensitive accounting estimates and the basis for the accounting firm’s conclusions regarding the reasonableness of those estimates; and
●	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements.

The Audit Committee has received the written disclosures from the independent registered public accounting firm required by PCAOB Ethics and Independence Rules 3526, “Communication with Audit Committees Concerning Independence” and discussed with the independent registered public accounting firm its independence within the meaning of the rules and standards of the PCAOB and the securities laws and regulations administered by the SEC.

The Audit Committee met with representatives of the independent registered public accounting firm without management present on four (4) occasions during fiscal 2012. Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K for the year ended June 30, 2012, for filing with the SEC.

Audit Committee
Anthony Heyworth, Chairman
Catherine Langham
Michael Miller

Compensation Committee

Functions, Meetings, and Composition of the Compensation Committee.  The Compensation Committee reviews all aspects of compensation of our executive officers, recommends director nominees for the selection by the Board of Directors, and makes recommendations on such matters to the full Board of Directors. The Compensation Committee met four (4) times during fiscal 2012. Mr. Heyworth, Ms. Langham, and Mr. Miller served as the Compensation Committee in fiscal 2012, with Mr. Miller serving as the chairperson.

Role of the Compensation Committee.  The Compensation Committee was formed in September 1993. The Compensation Committee is responsible for determining the compensation program for our executive officers, including the CEO, our President, our Chief Financial Officer, and our three other most highly compensated executive officers whose total compensation was $100,000 or more for the fiscal year ended June 30, 2012 (collectively, the "Named Executive Officers"). The Compensation Committee is responsible for annually reviewing and approving annual base salary compensation for the Named Executive Officers. The Compensation Committee establishes and administers the bonus compensation program, which is re-evaluated each fiscal year, pursuant to which certain of our employees and executive officers may be eligible to receive bonuses. The Compensation Committee administers the Incentive Plan, and, subject to the provisions of the Incentive Plan, determines grants under the Incentive Plan for all employees, including the Named Executive Officers. The Compensation Committee also considers and if appropriate, recommends for selection, nominees for the Board of Directors. Subject to certain restrictions, when it deems appropriate, the Compensation Committee may form and delegate to subcommittees the authority to undertake any of the foregoing responsibilities.

Compensation Committee Charter. Our Compensation Committee operates pursuant to a written charter detailing its purpose, powers, and duties. A copy of the Compensation Committee's current charter is available on our website at http://www.celadontrucking.com.

Board Diversity. In recommending candidates for the Board of Directors, the Compensation Committee considers Board diversity with an emphasis on diverse backgrounds, skills, and experience that will be beneficial to the Company.

Report of the Compensation Committee. In performing its duties, the Compensation Committee, as required by applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Compensation Committee follows.

The Report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent that we incorporate such report by specific reference.

Compensation Committee Report for Fiscal 2012

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended June 30, 2012.

Compensation Committee
Michael Miller, Chairman
Anthony Heyworth
Catherine Langham

Compensation Committee Interlocks and Insider Participation. Mr. Heyworth, Ms. Langham, and Mr. Miller served as the Compensation Committee in fiscal 2012. During fiscal 2012, no Compensation Committee member was an officer or employee for the Company. There were no interlocking relationships between our directors and executive officers and the executive officers and directors of any other entity that might affect the compensation of our executive officers.  For a description of other transactions between us and other directors and executive officers, see "Certain Relationships and Related Transactions" below.

Director Nomination Process. The Compensation Committee recommends director nominees for selection by the Board of Directors. Our Board of Directors has adopted a policy of re-nominating incumbent directors who continue to satisfy the criteria for Board of Directors membership and whom the Compensation Committee believes continue to make important contributions to the Board of Directors and who consent to continue to serve on the Board of Directors.

In filling vacancies on the Board of Directors, the Compensation Committee will solicit recommendations for nominees from persons that the Compensation Committee believes are likely to be familiar with (i) our needs and (ii) are qualified candidates. These persons may include members of the Board of Directors and management, advisors to us, or professional search firms.

The Compensation Committee also will consider proposed director nominees recommended by stockholders, provided that the following procedural requirements are satisfied. Director nominee recommendations should be mailed via certified mail, return receipt requested, and addressed to Director Nomination, Celadon Group, Inc., c/o Paul Will - Vice Chairman, 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235. In order to be considered, a stockholder recommendation must: (i) be received at least 120 days prior to the anniversary of the mailing date of our proxy statement for the prior year's Annual Meeting of Stockholders (by May 30, 2013 for director candidates to be considered for nomination for election at the Annual Meeting of Stockholders following the end of fiscal year 2013), however, if the date of such Annual Meeting of Stockholders is more than thirty days before or after November 16, 2013, then the deadline for submitting any director candidates for nomination for election at such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials; (ii) contain sufficient background information, such as a resumé and references, to enable our Compensation Committee to make a proper judgment regarding the proposed nominee's qualifications; (iii) be accompanied by a signed consent of the proposed nominee to serve as a director, if elected, and a representation that such proposed nominee qualifies as "independent" under NYSE Rule 303A.02(a) or, if the proposed nominee does not qualify, a description of the reason(s) he or she is not "independent"; (iv) state the name and address of the stockholder submitting the recommendation and the number of shares of our common stock owned of record or beneficially by such stockholder; and (v) if submitted by a beneficial stockholder, be accompanied by evidence (such as a recent brokerage statement) that the person making the recommendation beneficially owns shares of our common stock.

In evaluating potential nominees, including potential nominees properly submitted by stockholders, our Compensation Committee will review the person's judgment, integrity, independence, experience, and knowledge of the industry in which we operate or related industries, as well as such other factors the Compensation Committee determines are relevant in light of our needs and the needs of our Board of Directors.

With regard to specific qualities and skills, our Board of Directors believes it necessary that: (i) at least a majority of the members of the Board of Directors qualify as "independent" under NYSE 303A.02(a); (ii) at least three members of the Board of Directors satisfy the audit committee membership criteria specified in NYSE 303A.02(a); and (iii) at least one member of the Board of Directors, eligible to serve on the Audit Committee, have sufficient knowledge, experience, and training concerning accounting and financial matters so as to qualify as an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K.

Our Executive Officers

Set forth below is certain information regarding our current executive officers, with the exception of our CEO, Mr. Stephen Russell, and President and COO, Mr. Will. See "Nominees for Directorships" above for information concerning the business experience of Messrs. Stephen Russell and Will. All executive officers are elected annually by the Board of Directors.

Kenneth Core, 62, has been our Vice President and Secretary since January 2004. He was Vice President of Risk Management from July 2000 to December 2003. He served in various capacities at Builders Transport, Inc. and CRST, Inc. for over twenty-eight years, most recently as Vice President of Risk Management prior to joining the Company in July 2000. Mr. Core has served on the American Trucking Associations' Litigation Center Board of Directors since 2005 and has served on the Board of Directors of Polaris Captive Insurance Company since 2006.

Jonathan Russell, 41, has been our President of Asset Light Business Units since November 2010.  He was our Executive Vice President Logistics and President of TruckersB2B (a former wholly owned subsidiary of the Company in which we currently own a 35% interest) from August 2006 to November 2010. He was President of TruckersB2B from May 2003 to July 2006. He was Chief Operating Officer of TruckersB2B from May 2002 to April 2003. He was Vice President of Operations for TruckersB2B from May 2000 to April 2002. Prior to joining TruckersB2B, Mr. Russell had been a Vice President in the Global Corporate Investment Bank of Citigroup for six years. While at Citigroup, Mr. Russell was responsible for the management of Citibank's New York Treasury non-dollar fixed-income portfolio.

Eric Meek, 32, has been our Executive Vice President, Chief Financial Officer and Treasurer since April 2012.  He served as our Vice President, Treasurer, and Principal Financial Officer from November 2010 to April 2012. He served Celadon Trucking Services, Inc. as Vice President of Finance and Treasurer from December 2008 to November 2010, Director of Finance from March 2006 to December 2008, and as a Financial Analyst from March 2004 to March 2006. Prior to joining Celadon Trucking Services, Inc., Mr. Meek worked as an auditor for Ernst & Young.

Bart Middleton, 42, has been our Vice President, Principal Accounting Officer, and Assistant Secretary since July 2011. He was Vice President and Principal Accounting Officer from November 2010 to July 2011. He served Celadon Group, Inc. as Vice President Corporate Controller from August 2007 to November 2010. He served Celadon Trucking Services, Inc. as Vice President Corporate Controller from July 2004 to August 2007, as Controller from May 1999 to July 2004, and as Assistant Controller from July 1995 to May 1999.  Prior to joining Celadon Trucking Services, Inc., Mr. Middleton worked as an auditor for Deloitte & Touche. Mr. Middleton is a Certified Public Accountant.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, and employees. The Code of Business Conduct and Ethics includes provisions applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, which constitute a "code of ethics" within the meaning of Item 406(b) of Regulation S-K. A copy of the Code of Business Conduct and Ethics is available on our website at www.celadontrucking.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, our directors and executive officers and any persons owning more than ten percent (10%) of our common stock are required to report their ownership of common stock and any changes in that ownership, on a timely basis, to the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they filed. Based solely upon a review of the copies of such forms furnished to us, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a). The exception was that Mr. Jonathan Russell, Mr. Miller, Mr. Heyworth, and Ms. Langham each failed to timely file one transaction on a Form 4. Mr. Jonathan Russell’s transaction was an automatic dividend reinvestment of company stock.  Each of Mr. Miller's, Mr. Heyworth's, and Ms. Langham's transactions were a restricted stock grant. Copies of Section 16(a) forms that our directors and officers file with the SEC are accessible through our website at www.celadontrucking.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy of Compensation

We believe the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Our philosophy of executive compensation is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, (ii) foster employee commitment, (iii) align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders, and (iv) enhance executives' incentives to increase our stock price and maximize stockholder value. In many instances, we build our compensation elements around long-term retention and development together with annual rewards. To this end, we have sought to provide competitive levels of compensation that integrate pay with our annual and long-term performance goals and reward performance.

The Compensation Committee oversees all of our executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of those goals and objectives, (iii) consider factors related to our performance as a company, including accomplishment of our long-term business and financial goals, and (iv) determine and approve the compensation level of our CEO based upon such evaluation. The Compensation Committee also has the responsibility to review annually the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives' interests with the interests of our stockholders. The Compensation Committee must also review and approve all forms of incentive compensation, including annual cash bonuses, stock option grants, restricted stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

Role of Compensation Consultant

In May 2011, the Compensation Committee engaged Towers Watson as its compensation consultant.  Towers Watson is an independent consulting firm that reports and provides services only to our Compensation Committee, although Towers Watson may work in cooperation with management as required to carry out its obligations to the Compensation Committee.  Without the Compensation Committee’s prior approval, Towers Watson will not perform any services for the Company or our management.

The Compensation Committee engaged Towers Watson to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for Mr. Stephen Russell, Mr. Will and Mr. Jonathan Russell.  This analysis compared base salary, cash bonus, and long-term equity incentive components of compensation to a competitive peer group, a broader transportation group, and a general industry group with comparable annual revenues.  The information provided included compensation trends and practices in our industry, competitive peer companies, historical compensation statistics, and market survey data.  While Towers Watson provided general guidance on our executive compensation program, they did not specifically determine or recommend any amounts or forms of compensation for any executive officers or directors.

The peer group compiled by Towers Watson consisted of (i) Covenant Transportation Group, Inc., (ii) Frozen Food Express Industries, Inc., (iii) Heartland Express, Inc., (iv) J.B. Hunt Transport Services, Inc., (v) Knight Transportation, Inc., (vi) Marten Transport, Ltd., (vii) P.A.M. Transportation Services, Inc., (viii) Quality Distribution, Inc., (ix) USA Truck, Inc., and (x) Werner Enterprises, Inc.  We believe that we compete to varying degrees for business and talent with the companies in this peer group.

The Compensation Committee reviewed the peer group data compiled by Towers Watson for informational purposes, but has not formally targeted or benchmarked specific levels of pay relative to the external market.  The Compensation Committee used the information to evaluate the Company's compensation program at that time and expects to use such information as a guide in establishing an executive compensation program.

Other than the work completed for the Compensation Committee, Towers Watson did not provide any services to the Company, management, or any of our subsidiaries.

Role of Stockholder "Say-on-Pay"

Last year at our 2011 Annual Meeting, we held an advisory vote on executive compensation, commonly known as "say-on-pay."  While the vote is advisory and non-binding, the Compensation Committee reviewed, and will continue to consider, the voting results to determine the cause of any significant negative voting results.  Based on the strong level of support for our compensation program, the Compensation Committee did not make changes to the program in light of the say-on-pay vote.

Elements of Compensation

Our compensation program for executive officers has two major elements, fixed and incentive compensation.  The total compensation for executive officers consists of one or more of the following components: (i) base salary, (ii) incentive compensation, which may include a performance-based annual bonus and long-term equity incentive awards, which in recent years have been in the form of stock options and/or restricted stock grants, (iii) other compensation, including specified perquisites, and (iv) employee benefits, which are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements.  In making decisions regarding an executive's total compensation, the Compensation Committee considers whether the total compensation is fair and reasonable to us, internally appropriate based upon our culture, goals, initiatives, and the compensation of our other employees, and within a reasonable range of the compensation afforded by other opportunities, overall economic conditions, and our recent historical performance. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive's leadership, integrity, individual performance, prospect for future performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial results, the creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value.  The Compensation Committee also takes into account the tax and accounting consequences associated with each element of compensation.  In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Compensation Committee, the Compensation Committee's general understanding of compensation levels of public companies, and the historical compensation levels of the executive officers. We generally do not rely on rigid formulas, other than performance measures under our annual bonus program, or short-term changes in business performance when setting compensation. In addition, the Compensation Committee engaged Towers Watson in May 2011 to provide independent and unbiased external advice and expertise regarding executive compensation and to provide a competitive market pay analysis for our CEO, President and COO, and President of Asset Light Business Units. The Compensation Committee has used this advice and information as a guide in reviewing our executive compensation program, and expects to make reference to it going forward. With respect to executives other than the CEO, we consider the recommendations of the CEO.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows the executives to achieve the overall compensation they desire.  Base pay is a critical element of our compensation program because it provides our executive officers with stability.  Compensation stability allows our executives to focus their attention and efforts on our business objectives, which includes creating stockholder value.  In determining base salaries, we consider the executive's current salary and the executive's qualifications and experience, including, but not limited to, the executive's length of service with us, the executive's industry knowledge, and the executive's leadership, integrity, scope of responsibilities, dedication to us and our stockholders, past performance, and future potential of providing value to our stockholders.  Towers Watson provided the Compensation Committee with information on the form and level of compensation disclosed by other publicly traded truckload carriers, certain other transportation companies, and companies of similar size and market capitalization. In their report, Towers Watson concluded that the base salaries paid at the time of their report to the Named Executive Officers reviewed are toward the upper end of the competitive range when compared to the Towers Watson competitive peer group, while our base salaries are generally closer to the median of salaries paid in the general industry group. The Compensation Committee considered this information to obtain a broad understanding of such companies' compensation practices; however, the Compensation Committee did not benchmark salary or total executive compensation against the executive compensation of any other company or group of companies. We set our base salaries at a level that allows us to pay a portion of an executive officer's total compensation in the form of incentive compensation (including annual cash bonuses and long-term incentives) and perquisites.  We believe this mix of compensation helps us incentivize our executives to maximize stockholder value in the long run.  We consider adjustments to base salaries annually and as needed in respect of changes in responsibilities to reflect the foregoing factors but do not apply a specific weighting to such factors.

Incentive Compensation

Long-Term Incentives

Our Incentive Plan is a broad-based equity plan that we use to, among other things, (i) provide annual incentives to executive officers in a manner designed to reinforce our performance goals, (ii) attract, motivate, and retain qualified executive officers by providing them with long-term incentives, and (iii) align our executives' and stockholders' long-term interests by creating a strong, direct link between executive pay and stockholder return.  The Incentive Plan allows the Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value a company's long-term prospects).   Over time, the committee expects to grant equity compensation using a mix of stock options and restricted stock.

Other aspects of the equity compensation portion of the program include the following:

•
a target run rate of equity grants equivalent to 1% to 2% of outstanding shares granted per year, with a fair value (considering stock options at their Black-Scholes value upon issuance and restricted stock at the closing stock price on the date of issuance) equal to approximately 1% of market capitalization annually;

•	a target grant date value equal to approximately 1.0 to 1.5 times base salary, with the CEO having the highest multiple of salary;

•	time vesting of stock options and/or restricted stock over four years; and

•
a two-year holding requirement for all shares obtained upon exercise of options and all vested shares of restricted stock, less any shares required for exercise prices and taxes (the resulting number being referred to as "Net Shares").

The Compensation Committee considered various alternatives, including the use of performance targets for restricted stock vesting. The Compensation Committee determined, however, that the combination of restricted stock (which provides upside potential and downside exposure) and stock options (which have value only if the stock price increases) accomplishes much the same effect without the accounting complexity of performance vesting stock. In their report, Towers Watson concluded that the awards under our Incentive Plan have generally been at the upper end of the competitive range when compared to the Towers Watson competitive peer group and had at the time of their report generally been closer to the average range when compared to the broader transportation industry and general industry group.

Performance-Based Annual Bonuses

Consistent with our goal to improve our consolidated operating ratio, the Compensation Committee has approved earnings per share as the basis for performance-based bonuses.  The key terms of our performance-based bonuses for 2012 are described in additional detail below.  In their report, Towers Watson found that our performance-based bonus targets at the time of their report were consistent with the Towers Watson competitive peer group and general industry group. Their May 2011 report further noted that our annual performance-based bonus payments generally had been slightly above the median of the Towers Watson competitive peer group.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program.  We believe that these benefits generally allow our executives to work more efficiently.  The costs of these benefits constitute only a small percentage of each executive's total compensation.  In setting the amount of these benefits, the Compensation Committee considers each executive's position and scope of responsibilities and all other elements comprising the executive's compensation.

Employee Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Compensation Paid to Our Named Executive Officers

Compensation Paid to Our Chief Executive Officer

Mr. Stephen Russell founded Celadon Group, Inc. in 1985 and has been our chief executive since our inception.  The Compensation Committee increased Mr. Russell's base salary during 2012 to $735,000 annually from $700,000 annually in light of Mr. Russell's leadership responsibilities and his past compensation.

With respect to the other aspects of Mr. Russell's compensation, the Compensation Committee determined that a significant amount of equity compensation to align Mr. Russell's compensation with increasing stockholder value and certain perquisites, as included in the "All Other Compensation" column of the Summary Compensation Table, were important to motivate continued performance from Mr. Russell.  Mr. Russell does not participate in the determination of his own compensation.

In January 2012, after considering an increase to Mr. Russell's base salary and considering his position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as partially described above, and as a means of encouraging Mr. Russell to work toward achieving the Company's goal of continued improvement in its financial performance, the Compensation Committee granted Mr. Russell 80,000 restricted shares.  The January 2012 grant is time-based and will vest as follows: (i) 25% of the shares vest on January 24, 2013; (ii) 25% of the shares vest on January 24, 2014; (iii) 25% of the shares vest on January 24, 2015; and (iv) 25% of shares vest on January 24, 2016.

In July 2011, the Compensation Committee also approved a performance-based cash bonus opportunity under which Mr. Russell was eligible to receive a target bonus of 65% of his base salary for 2012.  The percentage of salary assigned to Mr. Russell's potential bonus was based on the Compensation Committee's evaluation of (i) the magnitude of Mr. Russell's ability to impact corporate performance based on his responsibilities, (ii) the composition of Mr. Russell's total compensation package, and (iii) our long-term financial goals.  The Compensation Committee set performance targets for Mr. Russell that were tied to achieving certain consolidated financial and operating benchmarks.  The performance targets for Mr. Russell were the same performance targets for our President and Chief Operating Officer and the President of Asset Light Business Units and are discussed below.  Because we achieved our consolidated performance target for 2012, the Compensation Committee awarded a performance bonus to Mr. Russell for 2012 under the 2012 Bonus Plan (as defined below) in the amount of $546,000.

During 2012, we also provided Mr. Russell with a company vehicle, 401(k), a term life insurance policy, medical, dental, and group life insurance.

Compensation Paid to Our Other Named Executive Officers

For all Named Executive Officers other than our CEO, the form and amount of compensation was recommended by the CEO.  As discussed above, the Compensation Committee relied on the business experience of its members, the historical compensation levels of the Named Executive Officers, and its general understanding of compensation levels at public companies to determine that the CEO's recommendations with respect to the compensation levels and forms were appropriate for 2012.  For 2012, the form of compensation paid to our Named Executive Officers was generally consistent with past years, with compensation consisting primarily of base salary, bonus based on the achievement of certain financial and operating goals, and equity compensation in the form of restricted stock grants and/or stock options.  For each of the Named Executive Officers, the Compensation Committee considered, among other things, our financial and operating results for the periods ended June 30, 2011 and 2012, the duties and responsibilities of each Named Executive Officer, and the length of time each Named Executive Officer has been with us, as further described in each executive's biographical information found herein.

In January 2012, Mr. Will’s base salary was increased to $420,000 annually from $350,000 annually and Mr. Jonathan Russell’s base salary was increased to $320,000 annually from $275,000 annually.  In April 2012, the Compensation Committee reviewed and approved Mr. Core’s base salary to be increased to $137,400 annually from $132,400 annually. Mr. Meek’s salary was increased to $150,000 annually from $130,000 annually in January 2012, then in conjunction with his promotion to Executive Vice President – Chief Financial Officer his salary was increased to $180,000 annually from $150,000 annually. These increases were granted by the Compensation Committee based on the scope of responsibilities and changes thereto.

The Compensation Committee also made grants of restricted shares and/or stock options to each of the other Named Executive Officers.  After considering previous restricted stock grants and stock option grants to each Named Executive Officer, other than the CEO, in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, the Compensation Committee granted: (i) Mr. Will 50,000 restricted shares, (ii) Mr. Jonathan Russell 30,000 restricted shares, (iii) Mr. Core 3,000 restricted shares, and (iv) Mr. Meek 5,000 restricted shares in July 2011, 5,000 restricted shares in October 2011, and 5,000 restricted shares in April 2012. Mr. Will and Mr. Jonathan Russell’s grants were approved in January 2012.  Mr. Core’s restricted shares were approved in October 2011. All grants will vest ratably over four years. The Compensation Committee believes its 2012 restricted stock grants provide an appropriate mix of long-term incentive based compensation to our Named Executive Officers, while encouraging each Named Executive Officer to work toward achieving the Company's goal of continued financial improvement.

For 2012, the Compensation Committee approved annual cash bonus opportunities under which Mr. Stephen Russell, Mr. Will and Mr. Jonathan Russell were eligible to receive a bonus equal to a percentage of his base salary for 2012 based upon our achievement of a performance target (the "2012 Bonus Plan").   Under the 2012 Bonus Plan, the above listed officers were eligible to receive bonuses upon satisfaction of the earnings per share and a discretionary component.  The percentage of salary assigned to each of the above listed Officers was adjusted for any salary changes during the year and was based on the Compensation Committee's evaluation of: (i) the magnitude of each Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Officer's total compensation package, and (iii) our long-term financial goals.

The Compensation Committee established the following criteria for attainment of the 2012 cash bonus:

Bonus Criteria	Percentage of Bonus
Earnings Per Share Target	70%

Discretionary Amount	30%

For the earnings per share criterion, the recipients may earn between 0% and 200% of the portion of the target bonus amount attributable to that criterion, depending on the level of performance.

Earnings per share.   Earnings per share is equal to diluted earnings per share as reflected in the audited financial statements, excluding any gain or loss attributable to extraordinary non-cash items. The bonus amounts are linear in between the identified earnings per share targets and adjusted for the pro forma impact of any acquisitions/dispositions.

EPS Calculation
Fiscal 2012 EPS	Percentage of Target Bonus
<$0.67	0%
$0.67	50%
$0.77	100%
$0.87	150%
$0.97	200%

The Compensation Committee viewed the 2012 performance targets as reflecting a range of performance that is achievable but uncertain, with the upper end of the range reflecting a significant accomplishment.  The 2012 performance targets do not reflect any view of ours concerning earnings expectations for the year.

The Compensation Committee met in July 2012 to discuss and review the 2012 bonus awards for the Named Executive Officers.  The Compensation Committee reviewed the foregoing policies and our earnings per share.  After determining that we achieved the earnings per share target at the 200% level, the Compensation Committee awarded performance bonuses under the 2012 Bonus Plan in the following amounts: Mr. Will - $405,000 and Mr. Jonathan Russell - $250,000.   Mr. Core was awarded a discretionary bonus of $40,000 and Mr. Meek was awarded a discretionary bonus of $125,000, each related to results achieved and contribution to those results for 2012, including Mr. Meek's additional contribution through his new role as CFO.

We also provided Mr. Will and Mr. Jonathan Russell with a company vehicle.  Each perquisite is designed to help the Officer more effectively carry out their responsibilities for us.  We also provided each Named Executive Officer with 401(k), medical, dental, and group life insurance.

Compensation Decisions with Respect to 2013

The Compensation Committee annually reviews and considers increases in the base salaries of our Named Executive Officers, as well as proposals to grant equity awards to each Named Executive Officer based on the number of restricted shares granted to each Named Executive Officer in prior years and each Named Executive Officer's base salary, position, scope of responsibility, ability to affect our results, ability to create stockholder value, and historic and recent performance, as described above.  As of September 2012, management had not proposed and the Compensation Committee had not considered any changes to the salaries of our Named Executive Officers except an increase in Mr. Core’s base salary to $145,000 annually from $137,400 annually.  Nevertheless, the Compensation Committee may consider changes to the Named Executive Officers' base salaries and grants of equity awards to the Named Executive Officers in future meetings.  The cash bonus program for fiscal year 2013 has not yet been considered by the Compensation Committee.

Employment Agreements

We have entered into an employment agreement with Mr. Stephen Russell and a separation agreement with Mr. Will, our Vice Chairman, President and COO. The agreements with Mr. Stephen Russell and Mr. Will reflect the fact that a significant portion of their total compensation may, at any point in time, consist of unvested stock options or restricted stock holdings and that some measure of protection against a possible, but unpredictable, action of successor corporations is desirable for both the executives and the Company. These agreements also reduce the risk that alignment between the interests of Mr. Stephen Russell and Mr. Will will be decoupled from our stockholders' interests by a change-in-control event. The payout provisions under these agreements were established based on prevailing market practice.

The employment agreement of Mr. Stephen Russell provides that upon the occurrence of a change in control (as defined in the employment agreement) Mr. Stephen Russell may be entitled to receive certain payments and benefits from us. Specifically, if (i) at any time within two years of a change in control or within 180 days prior to a change in control, Mr. Stephen Russell's employment is terminated by us without cause or by Mr. Stephen Russell for cause or (ii) at any time during the ninety day period immediately following the date which is six months after the change in control Mr. Stephen Russell terminates his employment for any reason, Mr. Stephen Russell shall be entitled to receive from us (1) a lump sum payment in an amount equal to three times his base salary and three times the highest annual bonus paid to him within three years prior to the change in control; (2) any accrued benefits; (3) a pro-rata portion of the bonus for the fiscal year in which the change in control occurs; (4) continued medical and dental benefits for himself and eligible dependents for thirty-six months; (5) outplacement services for one year; and (6) upon the occurrence of the change in control, full and immediate vesting of all stock options and equity awards.  The agreement also provides that Mr. Stephen Russell is entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the total payments made to Mr. Stephen Russell do not exceed 110% of the greatest amount that could be paid to him, such that the receipt of payments would not give rise to any excise tax, then no gross-up payment will be made and the payments made to Mr. Stephen Russell, in the aggregate, will be reduced to an amount that would result in no excise tax being triggered.  The employment agreement also includes a two-year non-compete covenant commencing on termination of employment.

Mr. Will is party to a separation agreement with us whereby we have the right at any time, with or without prior written notice, to terminate his employment or obtain his resignation. The agreement provides that in the event of termination of employment, Mr. Will will be entitled to receive from us: (i) a lump-sum payment in an amount equal to one year's salary less normal withholding; (ii) a pro-rata bonus payment equal to the then current bonus formula for the time employed in the then current fiscal year up to the date of termination in that fiscal year less normal withholdings; (iii) a lump sum payment equal to twelve months of COBRA premiums for the group medical and dental plans; and (iv) a lump sum payment equal to twelve months car allowance.  In addition, in such event, Mr. Will will be entitled to exercise any vested or unvested stock options he then has in accordance with the terms of the Incentive Plan, for a period of one year from the termination of his employment.

Currently, we do not have any other employment contracts, severance agreements, change in control agreements, non-competition agreements, separation agreements, or other arrangements with any of our other Named Executive Officers that would provide for payment or benefit to a Named Executive Officer at, following, or in connection with a change in control, a change in a Named Executive Officer's responsibilities, or a Named Executive Officer's termination of employment, including registration, severance, retirement, or constructive termination. The Compensation Committee will continue to evaluate the Company’s needs on this issue from time-to-time.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal 2010, 2011, and 2012 awarded to, earned by, or paid to our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(5) ($)	Total ($)
Stephen Russell, Chairman and CEO	2012	714,000	-	527,154	207,336	546,000(4)	41,068	2,035,558
	2011	700,000	-	481,278	391,234	375,000(4)	47,301	1,994,813
	2010	700,000	75,000	393,676	529,352	-	36,382	1,734,410
Eric Meek, Executive Vice President, Chief Financial Officer and Treasurer	2012	142,499	125,000	47,612	20,248	-	2,428	337,787
	2011	121,346	30,000	26,029	8,700	-	2,241	188,316
	2010	104,231	-	18,241	4,950	-	-	127,422
Paul Will, Vice Chairman, President and Chief Operating Officer	2012	378,000	-	294,319	132,574	405,000(4)	31,434	1,241,327
	2011	331,539	68,250	233,798	220,386	214,988(4)	40,007	1,108,968
	2010	300,000	50,000	158,447	230,613	-	20,763	759,823
Jonathan Russell, President of Asset Light Business Units	2012	293,000	-	175,705	53,293	250,000(4)	14,077	786,075
	2011	256,539	53,625	169,226	68,206	168,919(4)	14,565	731,080
	2010	225,000	35,000	100,470	55,733	-	12,841	429,044
Kenneth Core, Vice President and Secretary	2012	135,696	40,000	24,782	22,063	-	3,797	226,338
	2011	131,965	30,000	35,065	13,557	-	2,794	213,831
	2010	127,400	15,000	19,835	15,660	-	1,670	179,565

(1)
See "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Compensation Paid to our Named Executive Officers – "Compensation Paid to Our Chief Executive Officer" and "Compensation Paid to Our Other Named Executive Officers" for a description of the fiscal 2012 bonus amounts.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the fair value of stock awards granted to each Named Executive Officer, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the grants, refer to note 5 of our consolidated financial statements as provided in the Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC on September 7, 2012. For information on the valuation assumptions with respect to grants made prior to fiscal 2012, refer to the notes of our financial statements as provided in the Form 10-K for the respective year-end. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2012. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)
This column represents the dollar amount recognized for financial statement reporting purposes for the fair value of stock options granted to each Named Executive Officer, in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2012 grants, refer to note 5 of our consolidated financial statements as provided in the Form 10-K for the fiscal year-ended June 30, 2012, as filed with the SEC on September 7, 2012. See the Grants of Plan-Based Awards table for information on awards made in fiscal 2012. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(4)
This represents the dollar amount earned by Messrs. Stephen Russell, Will, and Jonathan Russell pursuant to the 2012 Bonus Plan for achieving certain performance targets as provided in the 2012 Bonus Plan. For additional information on the fiscal 2012 awards to Messrs. Stephen Russell, Will, and Jonathan Russell see "Executive Compensation – Compensation Discussion and Analysis – Elements of Compensation – Compensation Paid to our Named Executive Officers – "Compensation Paid to Our Chief Executive Officer" and "Compensation Paid to Our Other Named Executive Officers" for a description of the fiscal 2012 bonus amounts.

(5)	See the All Other Compensation Table for additional information.

All Other Compensation Table

The following table describes each component of the "All Other Compensation" column in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Insurance Premiums ($)	Company Contribution to Excess Plan and 401(k) Plans ($)	Severance Payments / Accruals ($)	Total ($)
Stephen Russell	2012	15,010(1)	21,078(3)	4,980	-	41,068
Eric Meek	2012	-	966	1,462	-	2,428
Paul Will	2012	18,275(2)	7,893	5,266	-	31,434
Jonathan Russell	2012	9,860	1,470	2,747	-	14,077
Kenneth Core	2012	520	973	2,304	-	3,797

(1)	This amount includes (i) $14,625 for a company automobile and (ii) $385 for health and wellness.
(2)	This amount includes (i) $17,625 for a company automobile and (ii) $650 for health and wellness.
(3)
This amount represents: (i) an insurance premium payment of $19,420 for a $2,000,000 term life insurance policy, (ii) $1,470 in long-term disability premium payments, and (iii) $188 in exec-u-care medical payments.

Narrative to Summary Compensation Table

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during fiscal 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)
Stephen Russell	1/24/12	159,250	455,000	773,500	80,000(3)	1,069,600
Eric Meek	7/27/11 10/25/11 4/24/12				5,000(4) 5,000(5) 5,000(6)	66,900 53,700 74,750
Paul Will	1/24/12	79,625	227,500	386,750	50,000(3)	668,500
Jonathan Russell	1/24/12	62,563	178,750	303,875	30,000(3)	401,100
Kenneth Core	10/25/11				3,000(5)	32,220

(1)
The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by the Named Executive Officer based upon a percentage of the grant date salaries.  These amounts were adjusted for salary changes during the year.  The threshold, target, and maximum payouts for Messrs. Stephen Russell, Will, and Jonathan Russell were as follows based upon salary changes during the year:  Stephen Russell $167,213, $477,750, and $812,175; Paul Will $95,550, $273,000, and $464,100; and Jonathan Russell $72,800, $208,000, and $353,600.  The actual amount earned by the Named Executive Officer is reported in the Summary Compensation Table.  The threshold amount represents the minimum earnings per share target; provided, there was a thirty percent discretionary component that could have provided for a payout below this amount.

(2)
This column represents the grant date fair value of the equity awards under FASB ASC Topic 718 granted to the Named Executive Officers during fiscal 2012. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to note 5 of our consolidated financial statements in the Form 10-K for the year ended June 30, 2012, as filed with the SEC on September 7, 2012. These amounts reflect our accounting expense and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	On January 24, 2012, we awarded restricted stock. These shares will vest over a four year period, (25% vests on 1/24/13, 25% vests on 1/24/14, 25% vests on 1/24/15, and 25% vests on 1/24/16).
(4)	On July 7, 2011, we awarded restricted stock. These shares will vest over a four year period, (25% vested on 7/27/12, 25% vests on 7/27/13, 25% vests on 7/27/14, and 25% vests on 7/27/15).
(5)	On October 25, 2011, we awarded restricted stock. These shares will vest over a four year period, (25% vests on 10/25/12, 25% vests on 10/25/13, 25% vests on 10/25/14 and 25% vests on 10/25/15).
(6)	On April 24, 2012, we awarded restricted stock. These shares will vest over a four year period, (25% vests on 4/24/13, 25% vests on 4/24/14, 25% vests on 4/24/15 and 25% vests on 4/24/16).

Narrative to Grants of Plan-Based Awards

See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of the equity grants made during fiscal year 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants and stock awards held by our Named Executive Officers as of June 30, 2012. All stock option grants and equity incentive plan awards are in shares of our common stock.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Stephen Russell	1/12/06	283,500	-	12.81	1/12/16	-	-
	10/26/07	308,284	-	8.67	10/26/17	-	-
	1/26/10	47,000	47,000(2)	9.86	1/26/20	-	-
	1/26/10	-	-	-	-	23,000(2)	376,740
	1/21/11	-	-	-	-	54,000(4)	884,520
	1/24/12	-	-	-	-	80,000(7)	1,310,400
Eric Meek	1/12/06	3,780	-	12.81	1/12/16	-	-
	1/23/08	2,000	-	8.79	1/23/18	-	-
	11/2/09	-	-	-	-	2,000(1)	32,760
	11/2/10	-	-	-	-	2,250(3)	36,885
	1/21/11	2,500	7,500(4)	14.39	1/21/21	-	-
	7/27/11	-	-	-	-	5,000(5)	81,900
	10/25/11	-	-	-	-	5,000(6)	81,900
	4/24/12	-	-	-	-	5,000(8)	81,900
Paul Will	1/12/06	85,050	-	12.81	1/12/16	-	-
	10/26/07	147,206	-	8.67	10/26/17	-	-
	1/26/10	35,500	35,500(2)	9.86	1/26/20	-	-
	1/26/10	-	-	-	-	17,500(2)	286,650
	1/21/11	-	-	-	-	25,500(4)	417,690
	1/24/12	-	-	-	-	50,000(7)	819,000
Jonathan Russell	1/12/06	18,900	-	12.81	1/12/16	-	-
	10/26/07	25,000	-	8.67	10/26/17	-	-
	1/26/10	18,000	18,000(2)	9.86	1/26/20	-	-
	1/26/10	-	-	-	-	8,500(2)	139,230
	1/21/11	-	-	-	-	16,500(4)	270,270
	1/24/12	-	-	-	-	30,000(7)	491,400
Kenneth Core	1/12/06	9,450	-	12.81	1/12/16	-	-
	10/26/07	10,000	-	8.67	10/26/17	-	-
	1/26/10	-	-	-	-	1,500(2)	24,570
	11/2/10	-	-	-	-	2,250(3)	36,855
	1/21/11	2,500	7,500(4)	14.39	1/21/21	-	-
	10/25/11	-	-	-	-	3,000(6)	49,140

(1)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 11/2/10, 25% vested on 11/2/11, 25% vests on 11/2/12, and 25% vests on 11/2/13).
(2)
This amount represents unvested options and unvested restricted stock. The options and restricted stock, respectively, vest over a four year period (25% vested on 1/26/11, 25% vested on 1/26/12, 25% vests on 1/26/13, and 25% vests on 1/26/14).

(3)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vested on 11/2/11, 25% vests on 11/2/12, 25% vests on 11/2/13, and 25% vests on 11/2/14).
(4)
This amount represents unvested options and unvested restricted stock grants.  The options and restricted stock will vest over a four year period (25% vested on 1/21/12, 25% vests on 1/21/13, 25% vests on 1/21/14, and 25% vests on 1/21/15).

(5)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vests on 7/27/12, 25% vests on 7/27/13, 25% vests on 7/27/14, and 25% vests on 7/27/15).
(6)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vests on 10/25/12, 25% vests on 10/25/13, 25% vests on 10/25/14, and 25% vests on 10/25/15).
(7)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vests on 1/24/13, 25% vests on 1/24/14, 25% vests on 1/24/15, and 25% vests on 1/24/16).
(8)	This amount represents unvested restricted stock grants. The grants vest over a four year period (25% vests on 4/24/13, 25% vests on 4/24/14, 25% vests on 4/24/15, and 25% vests on 4/24/16).

Option Exercises and Stock Vested

The following table sets forth information concerning the vesting of certain option and stock awards in fiscal 2012 for our Named Executive Officers.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen Russell	-	-	21,864 11,500 18,000	234,382 163,645 238,860
Eric Meek	-	-	666 1,000 750	7,140 11,030 8,273
Paul Will	-	-	8,121 8,750 8,500	87,057 124,513 112,795
Jonathan Russell	-	-	6,496 4,250 5,500	69,637 60,478 72,985
Kenneth Core	-	-	1,167 750 750	12,500 10,673 8,273

(1)	The Named Executive Officer acquired shares when a portion of the relevant stock award vested in fiscal 2012.

Pension Benefits

We do not offer, and the Named Executive Officers did not participate in, any pension plan during any period while employed by us.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2012.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Anthony Heyworth	55,000	70,992(3)	125,992
Catherine Langham	52,500	70,992(3)	123,492
Michael Miller	65,000	70,992(3)	135,992

(1)	This column represents the amount of cash compensation earned in fiscal 2012 for Board of Directors and committee service.
(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2012 fiscal year for the fair value of stock awards granted to each non-employee director in 2012, in accordance with FASB ASC Topic 718. Fair value is calculated using the closing price of our stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2012 grants, refer to note 5 of our consolidated financial statements as provided in the Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC on September 7, 2012.

(3)
On November 7, 2011, each non-employee director received 6,531 shares of our common stock, determined by dividing the current year's director compensation subject to payment in common stock, by the closing market price of our common stock on the date of grant, or $10.87 per share. These shares are subject to certain holding and other restrictions.

Narrative to Director Compensation

For fiscal 2012, directors who are not our employees received annual compensation consisting of cash compensation of $50,000, $2,500 for serving on a committee, $2,500 for serving as a committee chair, and $15,000 for serving as lead director. There were no meeting fees. In addition, we established equity compensation of approximately $71,000, consisting of a number of shares of restricted stock equal to $71,000 divided by the closing stock price on the date of the grant (rounded to the nearest share). Accordingly, at the 2011 Annual Meeting, each of our non-employee directors received equity compensation of approximately $71,000, consisting of a number of shares of restricted stock equal to $71,000 divided by the closing stock price on the date of the grant (rounded to the nearest share). Accordingly, each of our non-employee directors received restricted stock awards in the amount of 6,531 shares. The restricted stock awards will vest entirely on the date of the 2012 Annual Meeting. The shares must be held for a minimum of two years following the vesting date so long as the recipient remains a director.

For fiscal 2013, annual compensation program will remain the same as fiscal 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 10, 2012, the number and percentage of outstanding shares of our common stock beneficially owned by (i) each person known by us to beneficially own more than five percent (5%) of the outstanding shares of the common stock, (ii) each of our Named Executive Officers, (iii) each of our directors, and (iv) all of our directors and executive officers as a group.  Share numbers and other information for Blackrock, Inc. ("Blackrock"), Royce & Associates, LLC ("Royce"), T. Rowe Price Associates, Inc. ("T. Rowe"), and The Vanguard Group, Inc. (“Vanguard”)  included in the following table and notes are solely based upon Schedules 13G and 13G/A filed by Blackrock, Royce, T. Rowe, and Vanguard, with the SEC on September 10, 2012, January 9, 2012, February 10, 2012,  and February 10, 2012,  respectively.  We had issued and outstanding 22,835,310 shares of common stock as of September 10, 2012.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class(2)
Common Stock	Stephen Russell	1,784,867(3)	7.60%
Common Stock	Paul Will	648,256(4)	2.81%
Common Stock	Jonathan Russell	259,299(5)	1.13%
Common Stock	Kenneth Core	60,032(6)	*
Common Stock	Eric Meek	30,500(7)	*
Common Stock	Michael Miller	81,394(8)	*
Common Stock	Anthony Heyworth	99,769(9)	*
Common Stock	Catherine Langham	32,924(10)	*
Common Stock	Blackrock, Inc.	1,154,356(11)	5.06%
Common Stock	Royce & Associates, LLC	1,663,600(12)	7.29%
Common Stock	T. Rowe Price Associates, Inc.	1,313,300(13)	5.75%
Common Stock	The Vanguard Group, Inc.	1,151,630(14)	5.04%
Common Stock	All directors and executive officers as a group (9 persons) (16)	3,043,524	12.72%

*	Represents beneficial ownership of not more than 1% of the outstanding common stock.
(1)
The address of each Named Executive Officer and other directors is 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana 46235. The address of Blackrock is 40 East 52nd Street, New York, New York 10022. The address of Royce is 745 Fifth Avenue, New York, New York 10151. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.  The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
Beneficial ownership is calculated in accordance with the rules of the SEC. A person is deemed to have "beneficial ownership" of any security that he or she has a right to acquire within sixty days following September 10, 2012. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within sixty days following September 10, 2012 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options and the percentage ownership of all executive officers and directors as a group, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or entity. As a result, the denominator used in calculating beneficial ownership percentages among our stockholders and management may differ. As of September 10, 2012, our executive officers and directors held shares of common stock underlying stock options currently exercisable or that will become exercisable within sixty days following September 10, 2012 in the following amounts: Mr. Stephen Russell – 638,784; Mr. Will – 267,756; Mr. Jonathan Russell – 61,900; Mr. Core – 21,950; Mr. Meek – 8,280; Mr. Middleton – 26,400; Mr. Miller – 34,875; Mr. Heyworth – 34,875 shares; and Ms. Langham – 0 shares.

(3)
Includes: (a) 1,100,083 shares held directly by Mr. Stephen Russell, (b) 638,784 shares covered by stock options granted to Mr. Stephen Russell that are currently exercisable or that will become exercisable within sixty days, and (c) 46,000 shares held by Mr. Stephen Russell's spouse, of which Mr. Stephen Russell disclaims beneficial ownership for purposes of Section 16 or for any other purpose.

(4)
Includes: (a) 380,500 shares held directly by Mr. Will, and (b) 267,756 shares covered by stock options granted to Mr. Will that are currently exercisable or that will become exercisable within sixty days.

(5)
Includes: (a) 191,912 shares held directly by Mr. Jonathan Russell, (b) 61,900 shares covered by stock options granted to Mr. Jonathan Russell that are currently exercisable or that will become exercisable within sixty days, and (c) 5,487 shares held by Mr. Jonathan Russell's sons, of which Mr. Jonathan Russell disclaims beneficial ownership for purposes of Section 16 or for any other purpose.

(6)
Includes: (a) 38,082 shares held directly by Mr. Core, and (b) 21,950 shares covered by stock options granted to Mr. Core that are currently exercisable or that will become exercisable within sixty days.

(7)
Includes: (a) 22,220 shares held directly by Mr. Meek, and (b) 8,280 shares covered by stock options granted to Mr. Meek that are currently exercisable or that will become exercisable within sixty days.

(8)
Includes: (a) 46,519 shares held directly by Mr. Miller, and (b) 34,875 shares covered by stock options granted to Mr. Miller that are currently exercisable or that will become exercisable within sixty days.

(9)
Includes: (a) 64,894 shares held directly by Mr. Heyworth, and (b) 34,875 shares covered by stock options granted to Mr. Heyworth that are currently exercisable or that will become exercisable within sixty days.

(10)	Represents 32,924 shares held directly by Ms. Langham.
(11)	Represents 1,154,356 shares beneficially owned by Blackrock, of which it has sole voting and dispositive power.
(12)	Represents 1,663,600 shares beneficially owned by Royce, of which it has sole voting and dispositive power.
(13)	Represents 1,313,300 shares beneficially owned by T. Rowe, (a) 90,400 shares over which it has sole voting power, and (b) 1,313,300 shares over which it has sole dispositive power.
(15)	Represents 1,151,636 shares beneficially owned by Vanguard, (a) 24,114 shares over which it has sole voting power, and (b) 1,127,516 shares over which it has sole dispositive power.
(16)	Includes all directors, our Named Executive Officers, and our remaining executive officer, Bart Middleton, our Principal Accounting Officer, Vice President, and Assistant Secretary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee has established procedures relating to the review, approval, or ratification of any transaction, or any proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any "related person" (as that term is defined in Instruction 1 to Item 402(a) of Regulation S-K) had or will have a direct or indirect material interest ("Interested Transactions"). Upon review of the material facts of all Interested Transactions, the Audit Committee will either approve or disapprove the Interested Transactions, subject to certain exceptions, by taking into account, among other factors it deems appropriate, whether the terms are arms'-length and the extent of the related person's interest in the transaction. No director may participate in any discussion or approval of an Interested Transaction for which he is a related party. If an Interested Transaction will be ongoing, the Audit Committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Although not evidenced in writing, we feel these policies and procedures best serve the Company and therefore we follow them closely. Each year our directors and officers are asked to disclose any Interested Transaction and are reminded that Interested Transactions should be brought to the Audit Committee's attention prior to consummation so any such transactions or relationships may be reviewed.

Mr. Stephen Russell is the father of Mr. Jonathan Russell, and all arrangements between the Company and Mr. Jonathan Russell are described elsewhere in this proxy statement.

See "Corporate Governance – The Board of Directors – Committees of the Board of Directors – Compensation Committee – Compensation Committee Interlocks and Insider Participation" for a description of transactions between us and members of our Compensation Committee or their affiliates.

PROPOSAL NO. 2 – ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this Proxy Statement a separate resolution, subject to stockholder vote, to approve, in a non-binding vote, the compensation of our Named Executive Officers as disclosed on pages 11 to 23.

As described in more detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective		How Our Executive Compensation Program Achieves This Objective

Attract and retain talented executives and motivate those executives to achieve superior results.	·
We link compensation to achievement of specified performance goals and continued employment with the Company.  We also utilize multi-year vesting requirements for equity-based compensation to promote long-term ownership.

Align executives' interests with our corporate strategies, our business objectives, and the long-term interests of our stockholders.	·	Annual cash bonuses for each of our Named Executive Officers are based 70% on objective performance measurements that are important to our success (e.g., earnings per share in fiscal 2012).

Enhance executives' incentives to increase our stock price and maximize stockholder value.	·
Annual cash incentives based on targets with objective, measurable criteria keep management focused on near-term results.  Caps on cash awards are built into our plan design. The Compensation Committee has not yet been presented with management's proposed cash incentive plan for fiscal 2013.

·
The equity compensation component, which includes awards such as stock options and restricted stock grants, provides balance to our other elements of our compensation program and creates incentive for executives to increase stockholder value over an extended period of time.

	·	We attempt to keep base salaries relatively low and weight overall compensation toward incentive and equity-based compensation.

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 11 of this Proxy Statement for more information on our executive compensation policies and procedures.  The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal No. 2:

"RESOLVED, that the stockholders approve, in an advisory, non-binding vote, the compensation of the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion."

This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board of Directors.  Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth herein, we are not aware of any substantial interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been our director or executive officer at any time since the beginning of the Company's last fiscal year or any proposed nominee for election as a director, or any associate of any of the foregoing, in any matter to be acted upon at the Annual Meeting, other than the election of directors.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We engaged KPMG as our independent registered public accounting firm during fiscal 2012 and expect to continue to engage KPMG for fiscal 2013. A representative of KPMG is expected to be present at the Annual Meeting and to be available to respond to appropriate questions, and such representative will have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

Principal Accounting Fees and Services

KPMG billed us the following amounts for services provided in the following categories during the fiscal years ended June 30, 2012 and 2011:

	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$345,000	$250,000
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0
Total	$345,000	$250,000

(1)
"Audit Fees" represents the aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements and audit of internal controls and review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by an independent registered public accounting firm in connection with statutory or regulatory filings or engagements for that fiscal year.

(2)
"Audit-Related Fees" represents aggregate fees billed, other than Audit Fees, for assurance and related services by the principal independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting. We were not billed any Audit-Related Fees in fiscal 2012 or fiscal 2011.

(3)
"Tax Fees" represents the aggregate fees billed for professional services rendered by KPMG for tax compliance, tax advice, and tax planning. We were not billed any Tax Fees in fiscal 2012 or fiscal 2011.

(4)
All Other Fees represent the aggregate fees billed for products and services provided by KPMG, other than Audit Fees, Audit-Related Fees, and Tax Fees. We were not billed for any Other Fees in fiscal 2012 or fiscal 2011.

The Audit Committee maintains a policy pursuant to which it pre-approves all audit services and permitted non-audit services to be performed by the independent registered public accounting firm in order to assure that the provision of such services is compatible with maintaining the firm's independence. Under this policy, the Audit Committee pre-approves specific types of categories of engagements constituting audit, audit-related, tax, or other permissible non-audit services to be provided by the independent registered public accounting firm. Pre-approval of an engagement for a specific type or category of services generally is provided for up to one year and typically is subject to a budget comprised of a range of anticipated fee amounts for the engagement. Management and the independent registered public accounting firm are required to periodically report to the Audit Committee regarding the extent of services provided by the firm in accordance with the annual pre-approval, and the fees for the services performed to date. If management believes that a new service, or the expansion of a current service, provided by the independent registered public accounting firm is necessary or desirable then such new or expanded services are presented to the Audit Committee for its review and approval prior to the engagement of the independent registered public accounting firm to render such services. No audit-related, tax, or other non-audit services were approved by our Audit Committee pursuant to the de minimus exception to the pre-approval requirement under Rule 2-01(c)(7)(i)(C) of Regulation S-X during the fiscal year ended June 30, 2012.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in our proxy materials relating to the Annual Meeting of Stockholders following our 2013 fiscal year, stockholder proposals intended to be presented at that meeting must be received by us in writing on or before May 30, 2013. However, if the date such Annual Meeting of Stockholders is more than thirty days before or after November 16, 2013, then the deadline for submitting any stockholder proposal for inclusion in the proxy materials relating to such Annual Meeting of Stockholders will be a reasonable time before we begin to print or mail such proxy materials. The inclusion of any such stockholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

We must receive in writing any stockholder proposals intended to be considered at the Annual Meeting of Stockholders following our 2013 fiscal year, but not included in our proxy materials relating to that meeting, by August 13, 2013. However, if the date of such Annual Meeting of Stockholders is more than thirty days before or after November 16, 2013, then the deadline for submitting any such Stockholder proposal will be a reasonable time before we mail the proxy materials relating to such meeting. Pursuant to Exchange Act Rule 14a-4(c)(1), the proxy holders designated by an executed proxy in the form accompanying our 2013 Proxy Statement will have discretionary authority to vote on any stockholder proposal that is not received on or prior to the deadline described above.

Written copies of all stockholder proposals should be sent to our principal executive offices at 9503 East 33rd Street, One Celadon Drive, Indianapolis, Indiana, 46235 to the attention of Paul Will, our Vice Chairman. Stockholder proposals must comply with the rules and regulations of the SEC.

See "Corporate Governance – Committees of the Board of Directors and Director Nominations – Compensation Committee – Director Nomination Process" for information regarding how stockholders can recommend director candidates for consideration by the Compensation Committee.

OTHER MATTERS

The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, the proxy holders named in the accompanying form of proxy will have discretionary authority to vote proxies on such matters in accordance with their judgment, unless the person executing any such proxy indicates that such authority is withheld.

Celadon Group, Inc.

/s/ Kenneth Core
Kenneth Core
Secretary

September 27, 2012

CELADON GROUP, INC. 9503 EAST 33RD STREET INDIANAPOLIS, IN 46235
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: [X]	KEEP THIS PORTION FOR YOUR RECORDS.
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors.	[ ]	[ ]	[ ]	_______________________________
Nominees

01 Stephen Russell	02 Anthony Heyworth	03 Catherine Langham	04 Michael Miller	05 Paul Will

The Board of Directors recommends you vote FOR proposal 2.
		For	Against	Abstain
2.	Advisory, non-binding vote to approve the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement.	[ ]	[ ]	[ ]

NOTE: Transact such other business as may properly come before the annual meeting.

For address change / comments, mark here. (see reverse for instructions)	[ ]

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

CELADON GROUP, INC.
Annual Meeting of Stockholders
November 16, 2012 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Stephen Russell, Michael Miller, and Paul Will, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CELADON GROUP, INC. (the "Company") that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, local time on 11/16/2012, at the Company's corporate headquarters and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side